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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 14, 2000, relating to the financial statements and financial highlights which appear in the May 31, 2000 Annual Report to Trustees and Shareholders of J.P. Morgan Institutional U.S. Small Company Fund, J.P. Morgan Institutional U.S. Equity Fund, J.P. Morgan Institutional Disciplined Equity Fund and J.P. Morgan Disciplined Equity Fund - Advisor Series, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants", "Financial Statements" and "Financial Highlights" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York
September 28, 2000